                                                                    EXHIBIT 4.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                       WANG LABORATORIES DELAWARE, INC.


        FIRST: The name of the Corporation is Wang Laboratories Delaware, Inc. (hereinafter the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

        FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 102,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

        Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") in a resolution or resolutions adopted prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

        Notwithstanding the foregoing, the Corporation shall not issue any non-voting equity securities.

        FIFTH: A. Certain Restrictions on the Transfer of Common Stock. In order to preserve the net operating loss carryovers, capital loss carryovers and tax credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any succesor statute (collectively, the "Code") and the regulations thereunder, the following restrictions shall apply for the two-year period immediately following the effective date of the Certificate of Incorporation of the
Corporation:

        (1) No person shall acquire any shares of Common Stock, or any option or warrant to purchase any such stock, to the extent such acquisition would cause the Ownership Interest Percentage (as defined below) of the acquiror or any other person to increase to five (5) percent or more, whether or not said acquiror or other person held stock of the Corporation, or options or warrants to purchase such stock, in excess of such percentage before such transfer. In addition, no person whose Ownership Interest Percentage equals or exceeds five
(5) percent shall transfer any shares of Common Stock of the Corporation or any options or warrants to purchase such stock. For purposes of this Article FIFTH,
(a) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization; (b) a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation
Section 1.382-2T(f)(8) or any succesor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation
Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest held by such person in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rule of Treasury Regulation Section 1.382-

2T(h)(4) or any successor regulation, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change; (c) "transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, or options or warrants to purchase such shares, other than stock, or options or warrants to purchase stock, acquired by reason of death, gift, divorce or separation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the transfer of ownership of any entity that owns shares of stock of the Corporation, or options or warrants to purchase such shares; (d) "transferee" means any person to whom stock, or options or warrants to purchase stock, of the Corporation is transferred and
(e) no person shall be deemed to have an Ownership Interest Percentage equal to or above five (5) percent solely as a result of the ownership of the Corporation's Intercompany Convertible Instruments or any Common Stock issued upon conversion thereof.

        (2) Any transfer of shares of Common Stock of the Corporation, or options or warrants to purchase any such shares, that would otherwise be prohibited pursuant to the preceding subparagraph, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that such transaction will not jeopardize the Tax Benefits, based upon an opinion of legal counsel selected by the Board of Directors to that effect. The transfer restrictions set forth in this Article FIFTH shall not be effective if (a) the Board of Directors authorizes the filing of a federal tax return electing to opt out of Section 382(1)(5) of the Code or (b) the Board of Directors determines that Section 382(1)(5) does not apply. The provisions of this Article FIFTH shall not apply to a transfer of Common Stock pursuant to a bona fide tender offer for at least 50% of aggregate amount of the Corporation's Common Stock for the sole purpose of allowing stockholders to tender their shares pursuant to the offer. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

        B. Attempted Transfer in Violation of Transfer Restrictions. Unless approval of the Board of Directors is obtained, or a bona fide tender offer is commenced, as provided in subparagraph A(2) of this Article FIFTH, any attempted acquisition or transfer of shares of Common Stock of the Corporation, or options or warrants to acquire such shares, in excess of the shares or options or warrants that could be transferred to the transferee without restriction under subparagraph A(1) of this Article FIFTH is not effective to transfer ownership of such excess shares, or options or warrants to acquire shares (the "Prohibited Shares/Options") to the purported acquiror thereof (the "Purported Acquiror") who shall not be entitled to any rights as stockholder or optionholder or warrantholder of the Corporation with respect to the Prohibited Shares/Options (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares/Options shall remain the property of the person who initially purported to transfer Prohibited Shares/Options to a Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares/Options are resold as set forth in subparagraph B(1) or subparagraph B(2) of this Article FIFTH. The Purported Acquiror, by acquiring ownership of shares of the Common Stock, or options or warrants to purchase such shares, that are Prohibited Shares/Options, shall be deemed to have consented to all the provisions of this Article FIFTH and to have agreed to act as provided in the following subparagraph B(1):

        (1) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares/Options within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares/Options that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares/Options after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares/Options as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares/Options and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the

Agent to the Purported Acquiror pursuant to the following subparagraph B(2) if the Prohibited Shares/Options had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares/Options by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares/Options.

        (2) The Agent shall sell in an arm's-length transaction (through the exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted, if possible) any Prohibited Shares/Options transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares/Options. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sale Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sale Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after 90 days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

        C. Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of a purported transfer of Prohibited Shares/Options to a Purported Acquiror, the Corporation, through its Secretary, shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares/Options, or any Resale Proceeds, and any Prohibited Distributions, and, if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Paragraph C shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this Paragraph C shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph B(1) of this Article FIFTH.

        D. Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported transfer of Prohibited Shares/Options to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding Paragraph as it deems advisable to give effect to the provisions of this Article FIFTH, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

        E. Obligation to Provide Information. The Corporation may require as a condition to the registration of the transfer of any shares of its Common Stock, or options or warrants to acquire such shares, that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options or warrants to acquire Common Stock of, the Corporation.

        F. Legends. All certificates evidencing ownership of shares of this Corporation, or options or warrants to acquire such shares, that are subject to the restrictions on transfer contained in this Article FIFTH shall bear a conspicuous legend referencing the restrictions set forth in this Article FIFTH.

        SIXTH: The names and mailing addresses of the Incorporators are as follows:



    Names                                   Mailing Addresses
    -----                                   -----------------
John H. LeFevre                            1 Industrial Avenue
                                           Lowell, MA 01851

David S. Hoiriis                           1 Industrial Avenue
                                           Lowell, MA 01851

        SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than 12 directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1994 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1995 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 1996 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1994, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

        Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

        EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.

        NINTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

        (3) Election of directors need not be by written ballot unless the By-laws so provide.

        (4) Except to the extent that the GCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The provisions of this Article NINTH shall not adversely affect the rights and protection afforded to a director of the Corporation by Wang Laboratories, Inc., a Massachusetts corporation and the predecessor to this Corporation.

        (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders or the directors shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

        TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The provisions of this Article TENTH shall not adversely affect the rights and protection afforded to a director of the Corporation by Wang Laboratories, Inc., a Massachusetts corporation and the predecessor to this Corporation.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.

        The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

        ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

        TWELFTH: Notwithstanding any other provision contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of, Articles SEVENTH, NINTH (subsections (4) and (5)), TENTH and TWELFTH of this Certificate of Incorporation.

        THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        WE, THE UNDERSIGNED, being the Incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and each certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of December, 1993.

                                                    /s/  John H. LeFevre
                                                    --------------------
                                                         John H. LeFevre
                                                         Incorporator


                                                   /s/  David S. Hoiriis
                                                   ---------------------
                                                        David S. Hoiriis
                                                        Incorporator

                     CERTIFICATE OF OWNERSHIP AND MERGER

                                      OF

             WANG LABORATORIES, INC., A Massachusetts Corporation

                                     INTO

           WANG LABORATORIES DELAWARE, INC., A Delaware Corporation
- -------------------------------------------------------------------------------
               Pursuant to Sections 103 and 253 of the General
                   Corporation Law of the State of Delaware
- -------------------------------------------------------------------------------

        Wang Laboratories, Inc., a Massachusetts corporation (the
"Corporation"), does hereby certify as follows:

        FIRST: The Corporation owns all of the oustanding shares of the common stock of Wang Laboratories Delaware, Inc., a Delaware corporation ("Wang Delaware"), par value $0.01 per share, which is the only outstanding class of capital stock of Wang Delaware.

        SECOND: The Corporation has duly adopted resolutions, dated June 23, 1993 and November 5, 1993, authorizing the merger of the Corporation into Wang Delaware pursuant to Section 253 of the Delaware General Corporation Law. A true copy of such resolutions is attached hereto as Exhibit A. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

        THIRD: The proposed merger has been adopted and approved by the Corporation in accordance with the laws of the Commonwealth of Massachusetts, specifically, Sections 79 and 73 of the Massachusetts Business Corporation Law ("MBCL") which allows a Massachusetts corporation to take any proceeding and do any act provided in a plan of reorganization that has been or shall be confirmed by a court of competent jurisdiction, including to merge or to consolidate as permitted by the MBCL, without further action by its directors or stockholders. The Confirmation Order was entered by the Bankruptcy Court for the District of Massachusetts on September 21, 1993.

        FOURTH: Upon the effective date of the merger, Wang Delaware, the surviving corporation, shall change its name to Wang Laboratories, Inc.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by its duly authorized officers this 20th day of December, 1993.

                                                 Wang Laboratories, Inc., a
                                                 Massachusetts corporation

                                                 By: /s/  John H. LeFevre
                                                     ---------------------
                                                     Name: John H. LeFevre
                                                     Title: Vice President

ATTEST:

By: /s/  David S. Hoiriis
    ----------------------
    Name: David S. Hoiriis
    Title: Assistant Clerk

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           WANG LABORATORIES, INC.

                           PURSUANT TO SECTION 242
                        OF THE CORPORATION LAW OF THE
                              STATE OF DELAWARE

        WANG LABORATORIES, INC. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        At a meeting of the Board of Directors of the Corporation held on September 12, 1994, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and submitting said amendment to the stockholders of the Corporation for consideration thereof. The holders of (i) a majority of the votes represented by the shares of Common Stock and 11% Exchangeable Preferred Stock eligible to vote and (ii) two-thirds of the shares of 11% Exchangeable Preferred Stock eligible to vote approved said proposed amendment, at the Annual Meeting of Stockholders held on January 25, 1995, in accordance with Section 242 of the General Corporation Law of the State of

Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:  That Article FOURTH of the Corporation's Certificate of
           Incorporation be and it hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                   "FOURTH:  The total number of shares of stock which the
               Corporation shall have the authority to issue is 105,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

                   Shares of the Preferred Stock of the Corporation may be
               issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") in a resolution or resolutions adopted prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

                   Notwithstanding the foregoing, the Corporation shall not
               issue any non-voting equity securities."

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereto affixed and this Certificate of Amendment of Certificate of Incorporation to be signed by its Chairman of the

Board and Chief Executive Officer and attested by its Secretary this 25th day of January, 1995.

                                                WANG LABORATORIES, INC.


                                                By: /s/ Joseph M. Tucci
                                                    -------------------------
                                                    Joseph M. Tucci
                                                    Chairman of the Board and
                                                    Chief Executive Officer

Corporate Seal


Attest: /s/  Albert A. Notini
        -------------------------
        Albert A. Notini
        Secretary

        AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED.


                        11% EXCHANGEABLE PREFERRED STOCK
                               ($0.01 Par Value)

                                       OF

                            WANG LABORATORIES, INC.

        The undersigned, Albert A. Notini, the Senior Vice President, General Counsel and Secretary of Wang Laboratories, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

I. This Amended and Restated Certificate of Designation was adopted in accordance with Sections 151(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having duly adopted resolutions on March 29, 1995, setting forth this Amended and Restated Certificate of Designation, declaring its advisability and authorizing it to be filed with the Secretary of State of the State of Delaware.

II.     This Amended and Restated Certificate of Designation reads as follows:


        Following is a statement of the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of a series of preferred stock (the "Preferred Stock"), par value $0.01 per share, of the Corporation (in addition to the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation's Certificate of Incorporation which are applicable to the Preferred Stock).

        Section 1. Designation and Amount. The designation of such series of Preferred Stock shall be the 11% Exchangeable Preferred Stock (herein the "Exchangeable Preferred Stock"). The number of issuable shares of Exchangeable Preferred Stock shall be 3,660,000.

        Section 2. Rank. All shares of Exchangeable Preferred Stock, both as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank prior to all of the Corporation's now or hereafter issued preferred stock, and senior to all of the Corporation's now or hereafter issued Common Stock or any other common stock of any class of the Corporation. The term "Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.


        Section 3. Dividends and Certain Restrictions. The holders of the Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available therefor, dividends at a rate per share of 11% per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more, which shall be fully cumulative, shall accrue (whether or not declared or paid) without interest from the date of first issuance and shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing December 31, 1993 (except that if such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. Any dividend payments with respect to shares of Exchangeable Preferred Stock on or prior to September 30, 1996 may be made, in the sole discretion of the Corporation, either in (i) cash, (ii) additional shares of Exchangeable Preferred Stock at the rate of 0.01 shares of Exchangeable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) for each $1.00 of such dividend or (iii) any combination of cash and Exchangeable Preferred Stock, and the issuance of such additional shares of Exchangeable Preferred Stock pursuant to (ii) or (iii) above shall constitute full payment of any such dividend; provided that if such dividends are not paid in cash, the Board of Directors shall declare and pay dividends in additional shares of Exchangeable Preferred Stock to the extent permitted by law. In the case of shares of Exchangeable Preferred Stock issued as dividends on shares of Exchangeable Preferred Stock, dividends shall accrue and be cumulative from the date following the dividend payment date in respect of which such shares were deemed to have been issued as a dividend. For purpose hereof, the term "legal holiday" shall mean any day on which banking institutions are obligated or authorized to close in New York, New York or in Boston, Massachusetts. Subject to the next paragraph of this Section 3, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

        On each dividend payment date all dividends which shall have accrued on each share of Exchangeable Preferred Stock outstanding on such dividend payment date shall accumulate and be deemed to become "due." For any dividend payment date with respect to which dividends are not fully paid, such accrued dividends shall be added (solely for the purpose of calculating dividends payable on the Exchangeable Preferred Stock) to the Liquidation Preference of the Exchangeable Preferred Stock effective at the beginning of the quarterly dividend period next succeeding the quarterly dividend period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof until such unpaid dividends have been paid in full. No interest or sum of money or other property or securities in lieu of interest shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Exchangeable Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. All shares of Exchangeable Preferred Stock issued as a dividend with respect to the Exchangeable Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. After September 30, 1996, dividends on the Exchangeable Preferred Stock shall be paid only in cash.

        Unless the preceding four quarterly dividends on the Exchangeable Preferred Stock have been paid in cash, or declared and sums set aside for the payment thereof, dividends (other than in Common Stock or any other stock of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the Common Stock or on any other stock of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends. So long as any shares of Exchangeable Preferred Stock are outstanding, the Common Stock (or any rights, options or warrants to purchase Common Stock), any other stock or other equity interests (or rights, options or warrants to purchase such other stock or other equity interests) of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends or upon liquidation and the Intercompany Convertible Instruments (as defined below) may not be redeemed, purchased or otherwise acquired for any consideration by the Corporation, provided that, notwithstanding the foregoing, the Corporation may acquire Intercompany Convertible Instruments from any subsidiary of the Corporation and provided, further, that, notwithstanding the foregoing, the Corporation may redeem, purchase or otherwise acquire stock (i) from its employees in an amount up to 99 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) in each half fiscal year per employee, (ii) in amounts sufficient to allow employees to obtain cash to meet tax obligations arising upon exercise of stock options or upon the termination of restrictions on restricted stock and
(iii) as the payment of the exercise price under stock options or restricted stock awards to purchase Common Stock.

        The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock (or rights, options or warrants to purchase shares of stock or other equity interests) of the Corporation or any units of the Intercompany Convertible Instruments unless the Corporation could, under this Section 3, purchase or otherwise acquire such shares (or rights, options or warrants to purchase shares of stock) or units at such time and in such manner.

        Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

        The Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than
(x) the Debentures (as hereinafter defined) and (y) Indebtedness (as hereinafter defined) that, when aggregated with all other Indebtedness of the Corporation and its consolidated subsidiaries at the time outstanding (other than the Debentures and the Indebtedness described in clause (z) below), does not exceed the sum of (1) $75,000,000 principal amount plus (2) the principal amount of Indebtedness outstanding (other than the Debentures and the Indebtedness described in clause (z) below), and the undrawn amount under any revolving line of credit or foreign factoring facility, on the date of consummation of the Plan in an aggregate amount not to exceed $55.2 million (collectively, the "Indebtedness Amount"), provided, however, that after the first three years following the initial issuance of the Exchangeable Preferred Stock, the Corporation may incur Indebtedness (exclusive of the Debentures and the Indebtedness described in clause (z) below) in excess of the Indebtedness Amount if at the time of such incurrence (A) the Corporation has retained earnings

(calculated in accordance with generally accepted accounting principles consistently applied), cumulatively from the initial issuance of the Exchangeable Preferred Stock, of $1.00 or more and (B) the ratio (the "Coverage Ratio") of (1) earnings before interest, taxes and dividends on the Exchangeable Preferred Stock (calculated in accordance with generally accepted accounting principles consistently applied) to (2) interest (other than interest on the Indebtedness described in clause (z) below) and dividends on the Exchangeable Preferred Stock for the most recent consecutive four fiscal quarters of the Corporation for which financial information is available equals at least 2.5 to 1 determined on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom and (z) Indebtedness for the purpose of financing the purchase price of capital stock and/or assets of any business or businesses in a current line of business of the Corporation described in the Disclosure Statement relating to the Plan or in any related businesses (an "Acquisition") or assume Indebtedness in connection with an Acquisition (provided that such Indebtedness (other than Indebtedness to pay the purchase price) was not incurred in contemplation of such Acquisition); provided, however, that (i) the aggregate amount of Indebtedness that may be incurred or assumed since the date of consummation of the Plan pursuant to this clause (z) shall in no event exceed $100,000,000 and (ii) at the time of such incurrence or assumption on a pro forma basis after giving effect to such Indebtedness and Acquisition and prior transactions the Coverage Ratio for the most recent consecutive four fiscal quarters of the Corporation for which financial information is available is at least 2.0 to 1; and provided, further, that the Company may refinance any outstanding Indebtedness permitted to be incurred pursuant to the foregoing provisions through the issuance of new Indebtedness having a principal amount (or, if the new Indebtedness is issued at a discount, an "original issue price") which does not exceed the principal amount and accrued interest on the Indebtedness being refinanced. For purposes of this Section 3, availability of amounts denominated in foreign currencies will be converted into dollars at the exchange rates prevailing at the date of determination. "Indebtedness" with respect to any person means the sum (without duplication) at any date of (i) all indebtedness, unconditional or contingent, for borrowed money, or for the deferred purchase price of property or services (other than trade payable paid in accordance with industry practice), and all guarantees and other obligations, unconditional or contingent, for indebtedness for borrowed money of third parties, (ii) all indebtedness and other liabilities secured by any lien on any property owned by such person even though such person has not assumed or otherwise become liable for payment thereof, (iii) all capitalized lease obligations, (iv) all guarantees by such person or any Indebtedness of third parties, and (v) all obligations of such person in respect of letters of credit, bonds, acceptances or similar obligations issued or created for the account of such person.

        Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Exchangeable Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $100 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more (such sum, the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Exchangeable Preferred Stock; provided, however, that such rights shall accrue to the holders of Exchangeable Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Exchangeable Preferred Stock (the "Senior Liquidation Stock") are fully met. If the assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met are not sufficient to pay an amount equal to the Liquidation Preference to the holders of outstanding shares of Exchangeable Preferred Stock and the liquidation preference to the holders of any other series of the Corporation's capital stock which may hereafter be created in accordance with Section 6(c) hereof having liquidation rights on a parity with the shares of Exchangeable Preferred Stock (the "Parity Liquidation Stock"), then the assets of the Corporation shall be distributed ratably among the holders of the Exchangeable Preferred Stock and the Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

        The holder of any shares of Exchangeable Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Exchangeable Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Exchangeable Preferred Stock to the Corporation free of any adverse interest. As in the case of the Redemption Price, no interest shall accrue on any payment upon liquidation after the due date thereof.

        Section 5. Redemption.

        On September 30, 2003, the Corporation shall redeem, out of funds legally available therefor, all shares of the Exchangeable Preferred Stock then outstanding at a redemption price (the "Mandatory Redemption Price") equal to the Liquidation Preference per share, together with accrued and unpaid dividends to the redemption date. If, on September 30, 2003, funds are not legally available to the Corporation for redemption of the shares of Exchangeable Preferred Stock, the Corporation shall redeem on such date, at the Mandatory Redemption Price, that number of shares of Exchangeable Preferred Stock which it can lawfully redeem, and from time to time thereafter, as soon as funds are legally available, the Corporation shall redeem at the Mandatory Redemption Price shares of Exchangeable Preferred Stock until the Corporation has redeemed the shares of Exchangeable Preferred Stock in full.

        The Corporation may not redeem the Exchangeable Preferred Stock prior to September 30, 1996. The Corporation, at its option, may at any time after September 30, 1996, redeem, out of funds legally available therefor, in whole or from time to time in part, the Exchangeable Preferred Stock on any date set by the Board of Directors, for cash at a redemption price equal to the redemption prices set forth below (expressed as percentages of the Liquidation Preference) per share (the "Redemption Price"), together with accrued and unpaid dividends to the redemption date (subject to the right of the holder of record of shares of Exchangeable Preferred Stock on a record date for the payment of a dividend on the Exchangeable Preferred Stock to receive the dividend due on such shares of Exchangeable Preferred Stock on the corresponding dividend payment date, if such dividend payment date is prior to the date set for redemption), if redeemed during the 12-month period beginning September 30th of the years indicated below:

                 Year                      Percentage
                 ----                      ----------
                 1996                        102.00
                 1997                        101.50
                 1998                        101.00
                 1999                        100.50
                 2000                        100.00
                 2001                        100.00
                 2002                        100.00

        In case of the redemption of less than all of the then outstanding Exchangeable Preferred Stock, the Corporation shall select the shares of Exchangeable Preferred Stock to be redeemed in accordance with any method permitted by the national securities exchange on which the Exchangeable Preferred Stock is then listed, or if not so listed, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Exchangeable Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Exchangeable Preferred Stock then outstanding shall have been paid for all past dividend periods.

        Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Exchangeable Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Exchangeable Preferred Stock to be redeemed.

        Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Exchangeable Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Exchangeable Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares. If such notice of redemption shall have been so mailed and if, on or prior to the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), then on and after the redemption date, notwithstanding that any certificate for shares of the Exchangeable Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of Exchangeable Preferred Stock with respect to which such notice shall have been mailed and such funds shall have been set aside shall be deemed to be no longer outstanding and all rights with respect to such shares of the Exchangeable Preferred Stock so called for redemption shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof (including an amount equal to accrued and unpaid dividends to the redemption date) without interest thereon. However, if such notice of redemption shall have been so mailed and if, prior to the redemption date specified in such notice, all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), with a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority, then, upon the making of such irrevocable deposit and without awaiting the redemption date, all shares of the Exchangeable Preferred Stock with respect to which such notice shall have been so mailed and such funds shall have been so irrevocably deposited shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Exchangeable Preferred Stock so called for redemption shall forthwith cease and terminate except the right of the holders thereof on or after the redemption date to receive out of the funds so irrevocably deposited in trust the amount payable upon redemption thereof (including an amount equal to accrued and unpaid dividends to the redemption date) without interest thereon.

        The holder of any shares of Exchangeable Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of

Exchangeable Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Exchangeable Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any shares of Exchangeable Preferred Interests after it redemption date.

        Section 6. Voting Rights.

                 (a) General. The holders of the Preferred Stock will vote together with the Common Stock on all matters to be voted on by stockholders, including the election of directors. In addition, the holders of Exchangeable Preferred Stock will have all voting rights required by law. In connection with any right to vote together with the Common Stock, each holder of Exchangeable Preferred Stock will have two votes for each share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) held. Any shares of Exchangeable Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                 (b)  Default Voting Rights.

                      (i) Right to Elect Directors. Whenever dividends on the Exchangeable Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), or any redemption price (whether mandatory or optional) has not been paid in full when due, or the Corporation has incurred Indebtedness in excess of the amount permitted by Section 3, (A) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (B) the holders of the Exchangeable Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears or such redemption price has not been paid in full. The right of the holders of the Exchangeable Preferred Stock to vote for such two additional directors shall remain vested until (x) payment in full of all accrued and unpaid dividends on the Exchangeable Preferred Stock has been made and dividends have been timely paid for two consecutive quarters after such payment, or (y) payment in full of any redemption price (whether mandatory or optional) which has become due, or (z) the date on which the Corporation's Indebtedness shall be reduced to amounts permitted under Section 3 and shall continue to be so reduced for a period of two quarters, as the case may be, at which time such rights shall terminate (subject in each case to revesting).

                      (ii) Special Meeting. Whenever such right shall vest, it may be exercised initially by the vote of the holders of a majority of the shares of the Exchangeable Preferred Stock present and voting, in person or by proxy, at a special meeting of holders of the Exchangeable Preferred Stock or at the next annual meeting of stockholders, or by written consent of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock without a meeting. Unless such action shall have been taken by written consent as aforesaid, a special meeting of the holders of the Exchangeable Preferred Stock for the exercise of such right shall be called by the Secretary of the Corporation as promptly as possible in compliance with applicable law and regulations, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of Exchangeable Preferred Stock, subject to any applicable notice requirements imposed by law or by any national securities exchange on which any Exchangeable Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter. Notwithstanding the provisions of this paragraph, no such special meeting shall be held during the 60-day period preceding the date fixed for the annual meeting of stockholders.

                      (iii) Term of Office of Directors. Any director who shall have been elected by holders of the Exchangeable Preferred Stock shall hold office for a term expiring (subject to the earlier payment of all dividends and redemption payments (whether mandatory or optional) in arrears on the Exchangeable Preferred Stock) at the next annual meeting of the stockholders and during such term may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of record of a majority of the shares of the Exchangeable Preferred Stock, voting as a single class, present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock, voting as a single class, and any vacancy created by such removal may also be filled at such meeting or by such written consent. A special meeting of the holders of the shares of the Exchangeable Preferred Stock for the removal of a director elected by the holders of the Exchangeable Preferred Stock and the filling of the vacancy created thereby shall be called by the Secretary of the Corporation as promptly as possible and in any event within 10 days after receipt of request therefor signed by the holders of not less than 25% of the outstanding shares of the Exchangeable Preferred Stock taken as a single class, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Exchangeable Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter.

                      (iv) Vacancies. Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this subparagraph (b) may be filled by the remaining director so elected or, if not so filled, by a vote of holders of one-third of the shares of the Exchangeable Preferred Stock present and voting as a single class, in person or by proxy, at a meeting of such holders of Exchangeable Preferred Stock called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock as a single class. Unless such vacancy shall have been filled by the remaining director or by written consent as aforesaid, such meeting shall be called by the Secretary of the Corporation at the earliest practicable date after such death or resignation, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of the Exchangeable Preferred Stock taken as a single class. Notwithstanding the provisions of this paragraph, no such special meeting shall be held during the 60-day period preceding the date fixed for the annual meeting of stockholders.

                      (v) Stockholders' Right to Call Meeting. If any meeting of the holders of the Exchangeable Preferred Stock required by this subparagraph (b) to be called shall not have been called within 10 days after personal service of a written request therefor upon the Secretary of the Corporation or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Exchangeable Preferred Stock is listed, then the holders of record of at least 25% of the outstanding shares of the Exchangeable Preferred Stock may designate in writing a holder of a share of the Exchangeable Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders or such shorter notice

        (but in no event shorter than permitted by law or any national securities exchange on which the Exchangeable Preferred Stock is listed) as may be acceptable to the holders of a majority of the total number of shares of the Exchangeable Preferred Stock. Any holder of a share of the Exchangeable Preferred Stock so designated shall have access to the stock books of the Corporation relating solely to the Exchangeable Preferred Stock for the purpose of causing such meeting to be called pursuant to these provisions.

                      (vi) Quorum. At any meeting of the holders of the Exchangeable Preferred Stock called in accordance with the provisions of this subparagraph (b) for the election or removal of directors, the presence in person or by proxy of the holders of one-third of the total number of shares of the Exchangeable Preferred Stock as a single class shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

                 (c) Class Voting Rights. So long as shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not, directly or indirectly or through merger or consolidation with any other person, without the affirmative vote or consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding Exchangeable Preferred Stock, voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or by the By-laws of the Corporation, as amended, or prior to an exchange date, the Indenture (as hereinafter defined) (except for such amendments which can be made without the consent of the holders of the Debentures pursuant to the terms of the Indenture) so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Exchangeable Preferred Stock or the rights of holders of the Debentures (if issued), (ii) increase the authorized number of shares of the Exchangeable Preferred Stock, (iii) authorize or issue or increase the authorized amount of any additional class or series of stock (including any series of Preferred Stock), or any security convertible into stock of such class or series, ranking on a parity with or senior to the Exchangeable Preferred Stock as to dividends or as to rights upon liquidation, dissolution or winding up, (iv) effect any reclassification of the Exchangeable Preferred Stock, or (v) incur any Indebtedness except for Indebtedness permitted by Section 3. In connection with any right to vote pursuant to this Section 6(c), each holder of Exchangeable Preferred Stock will have one vote for each share held. A class vote on the part of the Exchangeable Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with : (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Exchangeable Preferred Stock upon liquidation, dissolution or winding up of the Corporation; provided that so long as any of the shares of Exchangeable Preferred Stock are outstanding, the Corporation may not create any shares of any other class or series of stock that ranks junior to the Exchangeable Preferred Stock unless the terms thereof provide that (A) dividends on such junior class or series of stock are payable solely in additional shares of such junior class or series of stock if cash dividends have not been paid on the Exchangeable Preferred Stock on the immediately preceding dividend payment date, and (B) such junior class or series of stock shall not be subject to any mandatory redemption or mandatory offer to purchase requirements prior to September 30, 2003, or (b) the issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation to the extent the issuance or increase thereof is permitted pursuant to Section 3.

        Section 7. Exchange. The shares of Exchangeable Preferred Stock are exchangeable at the option only of the Corporation, in whole but not in part, on any dividend payment date, for the 11% Junior Exchangeable Subordinated Debentures due 2003 (the "Debentures") of the Corporation, to be issued under an Indenture (the "Indenture") between the Corporation and a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority, as trustee under the Indenture (the "Trustee"), which shall be in substantially the form on file with the Secretary of the Corporation, completed as set forth therein and with such changes as may be required by law or usage. Holders of the outstanding shares of Exchangeable Preferred Stock will be entitled to receive $100 principal amount of the Debentures in exchange for each share of Exchangeable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) held by them. On the date of the exchange, the Corporation shall pay an amount equal to accrued and unpaid dividends, at the Corporation's option, in cash or in Debentures (at the rate of $100 principal amount for each $100 in accrued and unpaid dividends) or in any combination thereof.

        No such exchange of Debentures for shares of Exchangeable Preferred Stock shall be made unless on or prior to the dividend payment date on which such exchange is to be made (i) the Indenture shall have been executed and delivered by the Corporation and the Trustee and (ii) the Trustee shall have received an Opinion of Counsel (as such term is defined in the Indenture), dated such dividend payment date, substantially to the following effect (together with appropriate assumptions or qualifications), with such changes therein as such Trustee shall approve:

                 (1) the Corporation has duly authorized the exercise of its right to redeem the Exchangeable Preferred Stock in exchange for the Debentures and has exercised such option; (2) the Corporation has full corporate power and authority to enter into the Indenture and to perform its obligations under the Indenture and to issue and deliver the Debentures; (3) the Indenture has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding agreement of the Corporation enforceable against the Corporation in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general equitable principles); (4) the Debentures will, when issued in accordance with the terms of the Indenture, constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or others laws affecting creditors' rights generally from time to time in effect and to general equitable principles) and are entitled to the benefits of the Indenture; (5) no consent, approval, authorization or order of any court or governmental agency or body is required in connection with the issuance of the Debentures, except such as may be required under the blue sky laws of any jurisdiction and such other approvals (specified in such opinion) as have been obtained; and
        (6) the issuance of Debentures and the performance by the Corporation of its obligations under the Indenture will not be in conflict with or constitute a breach of or a default (with the passage of time or otherwise) under (w) the Certificate of Incorporation or By-laws of the Corporation in effect at the date of such opinion, (x) the charter or by-laws of any subsidiary of the Corporation, which conflict, breach or default is material to the Corporation and its subsidiaries taken as a whole, in effect at the date of such opinion, (y) any agreement or instrument, known to such counsel and which is, individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole, to which the Corporation or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or (z) any statute, law or regulation known to such counsel and in effect at the date of such opinion to which the Corporation or any of its subsidiaries may be subject or any judgment, decree or order, known to such counsel, of any court or governmental agency or authority then in effect and applicable to the Corporation or any of its subsidiaries (which conflict, breach or default is, in the case of this clause (z), individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole).

        Upon such exchange (unless default shall be made by the Corporation in issuing Debentures in exchange for the outstanding shares of the Exchangeable Preferred Stock on the exchange date), the rights of the holders of the Exchangeable Preferred Stock as stockholders of the Corporation shall cease (except the right to receive on the date of exchange an amount equal to the amount of accrued and unpaid dividends on the Exchangeable Preferred Stock to the date of exchange and the Debentures), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. The Corporation will mail to each holder of record of Exchangeable Preferred Stock, at such holder's last address as it shall appear upon the stock transfer books of the Corporation, written notice of its intention to exchange the Exchangeable Preferred Stock not less than 20 nor more than 60 days prior to the exchange date. Such notice shall state: (i) the exchange date; (ii) the place or places where certificates for such shares are to be surrendered for exchange for Debentures; and (iii) that dividends on the shares to be exchanged will cease to accrue on such exchange date. Upon surrender in accordance with said notice of the certificate for any shares to be exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Corporation will cause the Debentures to be authenticated and issued in exchange for such shares of Exchangeable Preferred Stock and to be mailed to the holder of the shares of Exchangeable Preferred Stock at such holder's address of record or such other address as the holder shall specify upon such surrender of such certificates.

        If on the exchange date the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on Exchangeable Preferred Stock, or if there shall not be legally available funds therefor, or if such exchange shall on such date be prohibited by applicable law, then no shares of the Exchangeable Preferred Stock shall be exchanged.

        Section 8. Outstanding Shares. For purposes of this Certificate of Designation, all shares of Exchangeable Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all shares of Exchangeable Preferred Stock that have been so called for redemption under Section 5 if funds necessary for payment of the redemption price have been irrevocably deposited in trust, for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), with a corporation organized and doing business under the laws of the United States or any State or territory thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia or territorial authority; and (ii) from the date of registration of transfer, all shares of Exchangeable Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

        Section 9. Status of Acquired Shares. Shares of Exchangeable Preferred Stock redeemed by the Corporation, received upon exchange pursuant to Section 7, or otherwise acquired by the Corporation, will be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Exchangeable Preferred Stock.

        Section 10. Preemptive Rights. The Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

        Section 11. Offer to Purchase in Connection with Certain Business Combinations.

                 (a) So long as any shares of Exchangeable Preferred Stock remain outstanding, the Corporation will not enter into a Business Combination or permit a Business Combination to occur unless the Corporation shall have made an offer to purchase (a "Business Combination Purchase Offer") any or all of the outstanding shares of Exchangeable Preferred Stock for cash at a purchase price equal to the optional Redemption Price applicable at such time, or at the redemption price of 102% of the Liquidation Preference, together with cumulative accrued and unpaid dividends, if the Business Combination occurs prior to September 30, 1996 (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to accrued and unpaid dividends to the date of purchase, and shall have consummated the purchase of all shares of Exchangeable Preferred Stock properly tendered pursuant to such Business Combination

Purchase Offer at the closing of such Business Combination in accordance with the procedures set forth in Section 11(b).

                 (b) At the commencement of a Business Combination Purchase Offer, a written notice (the "Business Combination Purchase Notice") of such Business Combination Purchase Offer shall be mailed to each holder of record of shares of Exchangeable Preferred Stock addressed to such holder at his mailing address as shown on the records of the Corporation. The Business Combination Purchase Notice shall be accompanied by a copy of the most recently available report or other information regarding the Corporation required to be delivered to the holders of Exchangeable Preferred Stock pursuant to Section 13, even if such report or other information has been previously mailed to such holder in accordance with Section 13. Each such Business Combination Purchase Notice shall contain all instructions and materials necessary to enable such holder of Exchangeable Preferred Stock to tender his shares pursuant to the Business Combination Purchase Offer and shall state:

                      (i) that the Business Combination Purchase Offer is being made pursuant to this Section 11 and that all shares of Exchangeable Preferred Stock properly tendered will be accepted for payment;

                      (ii) the parties to the Business Combination and the terms and timing of the Business Combination;

                      (iii) the aggregate Liquidation Preference of all of the outstanding shares, including fractional shares, of Exchangeable Preferred Stock;

                      (iv) the purchase price and the date (the "Business Combination Purchase Date") on which the Corporation shall purchase shares duly tendered pursuant to the Business Combination Purchase Offer;

                      (v) that, unless the Corporation defaults in making the payment pursuant to the Business Combination Purchase Offer, any shares of Exchangeable Preferred Stock accepted for payment pursuant to the Business Combination Purchase Offer shall cease to accrue dividends after the Business Combination Purchase Date;

                      (vi) that any shares of Exchangeable Preferred Stock not tendered or accepted for payment will continue to accrue dividends;

                      (vii) that stockholders electing to have shares purchased pursuant to the Business Combination Purchase Offer will be required to surrender the certificate or certificates representing such shares, together with a form entitled "Option of Stockholder to Elect Purchase" (or other appropriate form letter of transmittal) to be mailed to the holders of such Business Combination Purchase Notice, to the Corporation at the address specified in the Business Combination Purchase Notice prior to the close of business on the business day next preceding the Business Combination Purchase Date;

                      (viii) that a stockholder electing to accept the Business Combination Purchase Offer with respect to only a portion of his shares must accept the Business Combination Purchase Offer with respect to all fractional shares owned by him;

                      (ix) that each stockholder will be entitled to withdraw his election if the Corporation receives, not later than the close of business on the third business day next preceding the Business Combination Purchase Date (or such other later date as may be required by law), a letter executed with such formalities as the Corporation in its sole discretion deems reasonably appropriate or, at the Corporation's option, a telegram, telex, facsimile transmission, in each case setting forth the name of the stockholder, the number of shares of Exchangeable Preferred Stock previously delivered for purchase and a statement that such stockholder does thereby withdraw his election to have such shares purchased;

                      (x) that stockholders whose shares are purchased only in part will be issued a new certificate representing the unpurchased shares so surrendered; and

                      (xi) such other information as the Corporation in its sole discretion deems appropriate.

                 (c) In the event of a material change in the parties to or the terms or the timing of any Business Combination, the Corporation shall give the holders of the Exchangeable Preferred Stock written notice in accordance with
Section 11(b) describing such material change at least five Business Days prior to the Business Combination Purchase Date (subject, with respect to such five Business Day limitation, to any applicable law or regulation requiring a longer notice or waiting period).

                 (d) The Business Combination Purchase Date shall be a date occurring no earlier than 20 Business Days and no later than 40 Business Days after the mailing of the Business Combination Purchase Notice (subject, with respect to such 40 Business Day limitation, to Section 11(c) and any applicable law or regulation requiring a longer notice or waiting period).

                 (e) On the Business Combination Purchase Date, the Corporation shall (i) accept for payment shares of Exchangeable Preferred Stock (including fractional shares) properly tendered and (ii) set aside in a separate account, for the benefit of holders whose shares of Exchangeable Preferred Stock are to be purchased, at a corporation organized and doing business under the laws of the United States or any State or territory thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority, money sufficient to pay the purchase price of all shares (including fractional shares) of Exchangeable Preferred Stock so accepted. The Corporation shall promptly mail or deliver to the holders of Exchangeable Preferred Stock so purchased, payment in an amount equal to the purchase price and promptly mail or deliver to such stockholders a new certificate for Exchangeable Preferred Stock representing the unpurchased shares surrendered. Any shares of Exchangeable Preferred Stock not purchased pursuant to the Business Combination Purchase Offer shall be promptly mailed or delivered by the Corporation to the holder thereof. The Corporation shall publicly announce the results of the Business Combination Purchase Offer on or as soon as practicable after the Business Combination Purchase Date.

                 (f) "Business Combination" means any consolidation or merger of the Corporation with or into any other corporation or corporations in which the Common Stock of the Corporation is exchanged for cash, securities (other than Common stock) or other property or as a result of which holders of the Common stock prior to the consummation of the transaction hold less than 50% of the common stock of the combined company, or any sale or conveyance of all or substantially all the property of the Corporation.

        Section 12.  Restrictions on Transactions with Affiliates.

        Except to the extent set forth in the Amended and Restated Reorganization Plan of Wang Laboratories, Inc. and Official Committee of Unsecured Creditors, dated September 20, 1993 (the "Plan"), the Corporation shall not, and shall not permit any subsidiary of the Corporation to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate (as such term is defined in the

Securities Act of 1933, as amended) (an "Affiliate Transaction"), having a value in excess of $1,000,000, except on terms that are no less favorable to the Corporation or such subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such subsidiary with an unrelated Person, as determined by a resolution of the Board of Directors of the Corporation. An Affiliate Transaction shall not include the issuance or redemption of the Intercompany Convertible Instruments or any transaction between the Corporation and one or more of its Wholly-Owned Subsidiaries or between Wholly-Owned Subsidiaries of the Corporation. "Wholly-Owned Subsidiary" means a subsidiary of the Corporation, 100% of the capital stock of which (other than qualifying shares owned by directors as required by, or deemed appropriate under, applicable law) is owned by the Corporation or another Wholly-Owned Subsidiary. "Intercompany Convertible Instruments" means the maximum of 50,000 units to be issued by the Corporation to its Wholly-Owned Subsidiaries, each such unit convertible into shares of Common stock of the Corporation, as further described in the Plan.

        Section 13.  Reports.

        So long as the Exchangeable Preferred Stock remains outstanding, the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be mailed to the holders of the Exchangeable Preferred Stock (contemporaneously with the mailing of such materials are mailed to the Corporation's stockholders) at their addresses appearing on the books of the Corporation. If the Corporation is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall cause its financial statements, including any notes thereto and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accountants), a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and such other information which the Corporation would otherwise be required to include in annual and quarterly reports filed under the Exchange Act, to be mailed to the holders of the Exchangeable Preferred Stock, within 120 days after the end of each of the Corporation's fiscal years and within 60 days after the end of each of its first three fiscal quarters.

        Section 14. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation to be duly executed by its Senior Vice President, General Counsel and Secretary this 14th day of April, 1995.

                                        WANG LABORATORIES, INC.


                                        By:  /s/ Albert A. Notini
                                             ------------------------------
                                             Name:   Albert A. Notini
                                             Title:  Senior Vice President,
                                                       General Counsel and
                                                       Secretary